UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                         Date of Report: July 19, 2005
                        (Date of earliest event reported)

                               VASOMEDICAL, INC.
             (Exact name of registrant as specified in its charter)


    Delaware                      0-18105                        11-2871434
--------------------------------------------------------------------------------
(State or other                 (Commission                     (IRS Employer
 jurisdiction of                File Number)                   Identification
 incorporation)                                                    Number)


180 Linden Avenue, Westbury, New York                               11590
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number including area code              (516) 997-4600


                                 Not applicable
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

Item 1.0l Entry into a Material Definitive Agreement

     On July 19, 2005, Vasomedical, Inc. ("Vasomedical") entered into a Securities Purchase Agreement that provided it with gross proceeds of $2.5 million through a private placement of preferred stock with M.A.G. Capital, LLC through its designated funds, Monarch Pointe Fund Ltd., Mercator Momentum Fund, III, LP, and Mercator Momentum Fund, LP (the "Investors"). The agreement provided for a private placement of 25,000 shares of Vasomedical's Series D Preferred Stock at $100 per share. The preferred stock is convertible into shares of Vasomedical's common stock at 85 percent of the volume weighted average price per share for the five trading days preceding any conversion, but not at more than $0.6606 or less than $0.40 per share. After registering the shares of common stock that could be acquired through conversion of preferred shares, Vasomedical may, at its option, require the holders to convert all their preferred stock into common shares if the closing price for the common stock for the preceding 20 trading days has been greater than $1.30 per share. The Investors also acquired warrants for the purchase of 1,892,219 shares of common stock. The warrants may be exercised at a price of $0.69 per share for a term of five years, ending July 19, 2010. Conversion of the preferred stock and exercise of the warrants are subject to limitation such that the beneficial ownership of the Investors and their affiliates shall not exceed 9.99% of the common stock outstanding. Under the terms of a Registration Rights Agreement with the Investors, Vasomedical is to file a registration statement with the Securities and Exchange Commission by September 2, 2005 for the shares of common stock underlying the preferred stock and warrants.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

     By the placement of the preferred stock described in Item 1.01, Vasomedical became obligated to pay a cash dividend monthly on the outstanding shares of preferred stock. The dividend rate is the higher of (i) the prime rate as reported by the Wall Street Journal on the first day of the month, plus three percent or, (ii) 8.5% times $100 per share, but in no event greater than 10% annually.

     An event of default occurs if Vasomedical fails to timely pay the dividend, fails to timely file a registration statement for the shares of common stock underlying the preferred shares and warrants, or has not obtained effectiveness of the registration statement by December 1, 2005, among other specified occurrences. Upon an event of default, the price at which the preferred stock may be converted into common stock is reduced from 85 percent to 75 percent of the then current volume weighted average market price per share, but not more than $0.6606 or less than $0.40 per share (the "Floor Price"). In the event that our quarterly gross revenues are less than $2,500,000, then the Floor Price shall automatically reduce to $0.30. In addition, the holders of the preferred stock have the right to be paid first from the assets of Vasomedical upon any dissolution or liquidation of the company.

Item 3.02 Unregistered Sales of Equity Securities

     On July 19, 2005, Vasomedical sold the preferred stock and warrants described in Item 1.01 of this report. The sale of the preferred stock and warrants resulted in gross proceeds to Vasomedical of $2.5 million. The warrants may be exercised for the purchase of shares of common stock at an exercise price of $.69 per share. The warrants may be exercised for five years ending on July 19, 2010. These securities were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Vasomedical intends to apply the funds for working capital.

9.01 Financial Statements and Exhibits

(c)  Exhibits:

  Exhibit No.     Description of Exhibit

     3.1 Certificate of Designations of Preferences and Rights of Series D Convertible Preferred Stock

     10.1 Subscription Agreement

     10.2 Form of Stock Purchase Warrant

     10.3 Registration Rights Agreement

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                VASOMEDICAL, INC.

                                /s/ Thomas W.  Fry
                                -----------------------------------
                                Thomas W.  Fry
                                Chief Financial Officer
                                (Principal Financial and Accounting
                                Officer)




Dated:    July 21, 2005